EX-99.28(h)(1)(d)

AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated October 28, 2016, to the Fund Administration Servicing Agreement dated August 27, 1999, as amended (the "Agreement"), is entered into by and between Jacob Funds Inc., f/k/a Jacob Internet Fund Inc., a Maryland corporation (the "Corporation"), and U.S. Bancorp Fund Services, LLC, f/k/a Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement to reflect the liquidation and termination of the Jacob Wisdom Fund series of the Corporation.

NOW, THEREFORE, the parties agree as follows:

USBFS agrees to provide fund administration services to each series of the Corporation (each, a "Fund" and collectively, the "Funds") subject to the terms and conditions of the Agreement, and each Fund shall be maintained and accounted for by USBFS on a discrete basis.  The Funds currently covered by this Agreement are:

Jacob Internet Fund
Jacob Small Cap Growth Fund
Jacob Micro Cap Growth Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman, President and CEO	By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Executive Vice President

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